Exhibit 14


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form N-14 of Money Market Obligations Trust of our report for Automated Cash Management Trust dated September 10, 2002 in the Combined Proxy Statement and Prospectus, which constitutes part of this Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
August 21, 2003